Exhibit 4.12

PREFERRED SHARE INVESTOR RIGHTS LETTER

To:

Morningside Venture Investments Limited (the Preferred Investor or you)

2nd Floor, Le Prince de Galles

3-5 Avenue des Citronniers

MC 98000, Monaco

Date: 17 July 2018

Dear Preferred Investor,

Rights granted in connection with offer to subscribe for Series A 8% Cumulative Convertible Preferred Shares

We refer to the preferred share subscription letter entered into by you and the Company on or about the date hereof (the Preferred Share Subscription Letter) pursuant to which you agreed to subscribe for 55,151 Series A 8% cumulative convertible preferred shares of US$0.001 each in the capital of the Company (Preferred Shares). This letter constitutes a side letter to such Preferred Share Subscription Letter, and accordingly shall be treated as a Transaction Document as defined therein.

In this letter the term Group means, collectively, the Company, LumiraDx Group Limited and each of their subsidiaries, and the term Group Company means any one of them individually. Terms defined in the Preferred Share Subscription Letter shall have the same meaning in this letter.

You and the Company hereby agree as follows:

1.
The Company acknowledges and agrees that, notwithstanding that you have agreed under the Preferred Share Subscription Letter to subscribe the sum of US$70,002,226.733 in aggregate for Preferred Shares, your commitment under the Preferred Share Subscription Letter shall be satisfied in two tranches, as follows:
(a)
the sum of US$35,001,748.008 in consideration for the issue to you of 27,576 Preferred Shares shall be paid by you in accordance with paragraph 3.2 of the Preferred Share Subscription Letter by no later than 2 Business Days following the date of service of the Unconditional Notice; and
(b)
the sum of US$35,000,478.725 in consideration for the issue to you of 27,575 Preferred Shares shall be paid by you to the Account on such date, being not less than 60 days after the Unconditional Date and not later than the Final Offer Date, as the Company shall notify to you in writing (the Second Payment Date), providing that such notification shall be served on you not less than 2 Business Days prior to the Second Payment Date. Paragraph 4 of the Preferred Share Subscription Letter shall (mutatis mutandis) apply to the issue of Preferred Shares pursuant to this paragraph 1(b), and you shall be (i) deemed to have repeated the warranties set out in paragraph 7 of the Preferred Share Subscription Letter on the date of issue of the Preferred Shares to you pursuant to this paragraph 1(b) and (ii) required to complete the Accredited Investor Questionnaire in the form attached to Schedule 4 of the Preferred Share Subscription Letter.
2.
Subject to and conditional upon the Preferred Shares being issued to you pursuant to the terms of paragraph 1(a) of this letter and the Preferred Share Subscription Letter, you shall be entitled to nominate an individual to act as a director of the Company in accordance with the articles of association of the Company (the Articles of Association), and to require the removal and replacement of such director from time to time. Subject to the preceding sentence, the Company shall take all action necessary to formally appoint such individual nominated by you or to formally remove or replace such individual as requested by you. The Company shall have the right to reject the appointment of any person proposed by you that is a US-resident and/or a US-citizen. Your right to appoint a director hereunder shall terminate if you sell, transfer, dispose of or are otherwise no longer in control of, Preferred Shares (or the equivalent of A ordinary shares of US$0.001 each in the capital of the Company (the A Ordinary Shares) following any conversion of any Preferred Shares), other than a transfer permitted in accordance with Article 10.2 (Transfers by corporate shareholders) (a Permitted Transfer), which constitute more than twenty five percent (25%) of your initial holding of Preferred Shares pursuant to your Preferred Share Subscription Letter. For clarity, "control" includes both direct and indirect control through one or more intermediaries. Upon termination of your right to appoint a director, you shall execute, and shall use your reasonable endeavours to procure that such director shall execute, such documentation as the Company may require in order to remove such director from office. If you remove from office a director appointed by you, or such director is removed from office as a result of the termination of your right to appoint a director of the Company, you shall be responsible for any claim by such director arising out of such removal, and shall pay to the Company on demand an amount equal to all losses, liabilities, claims, actions, costs, damages or expenses suffered or incurred by the Company which arise directly or indirectly as a result of or in connection with any such claim. Except in the case of your director being a U.S.-resident and/or a U.S.-Citizen, the Company shall not remove your director except in circumstances of fraud or gross misconduct.
3.
At all times prior to a Sale or Listing, the Company shall, subject to that relevant Preferred Investor having a right to appoint a director, ensure that at least one of the following shall serve as a duly elected or appointed member of each committee of the Company's Board of Directors:
(a)
an individual designated by CVS to serve as a member of the Company's Board of Directors;
(b)
an individual designated by Morningside to serve as a member of the Company's Board of Directors; and
(c)
an individual designated by BMGF to serve as a member of the Company's Board of Directors.
4.
The Company shall refuse to register any sale, assignment, gift or other transfer of any A Ordinary Shares or other equity securities of the Company held by any of Ron Zwanziger, David Scott or Jerry McAleer (each a Founder) without your prior written consent, unless:
(a)
it is a transfer permitted under Article 10 (Permitted Transfers) of the Articles of Association; or
(b)
such transfer is made in a connection with a Listing or Sale of the Company (in each such case, as such terms are defined in the Articles of Association) or under circumstances where such transfer would (whether by itself or in conjunction with other transfers) result in the application of the provisions of Article 14 (Drag Along) or Article 15 (Tag along) of the Articles of Association.
5.
If at any time, after the date of this letter but before the Unconditional Date, any Adverse Change occurs then you may by notice in writing to the Company terminate the Preferred Share Subscription Letter and this letter. For these purposes, Adverse Change shall mean the occurrence of any event or change that has or could reasonably be expected to have an adverse effect on the business, results of operations, condition (financial or otherwise) or assets of the Company such that the valuation of the Company would reasonably be expected to be reduced by an amount equal to or more than US$90 million when compared to the value of the Company as at the date of this letter. For clarity, the right to terminate provided in this paragraph 5 shall not modify or otherwise affect your ability to terminate due to the Company's failure to satisfy the Conditions pursuant to the Preferred Share Subscription Letter.
6.
The Company undertakes, for so long as you hold any Preferred Shares in the Company, that:
(a)
the Company shall deliver within forty five (45) days of the end of each calendar quarter management accounts for the relevant period;
(b)
the Company shall deliver forthwith on the same becoming available, and in any event not later than one hundred and twenty (120) days after the end of each of its financial year, copies of the consolidated annual audited accounts of the Company;
(c)
the Company shall deliver any updated business plan of the Group, promptly and in any event within (30) days of such updated business plan being adopted by the Company;
(d)
the Company shall deliver to you not later than 10 Business Days following the issue of any Preferred Share, an updated (i) pre-closing capitalization table and (ii) pro forma post-closing capitalization table in respect of such issue of shares;
(e)
in the event that any Preferred Shares are to be converted into A Ordinary Shares in accordance with the Articles of Association, the Company shall procure that a board meeting is duly convened to consider such resolutions as are required to effect such conversion in accordance with the Articles of Association and Applicable Law.
7.
The Company warrants to you that each of the following warranties (the Warranties) is true and accurate on and as of the date hereof and (subject to paragraph 8(a)) as of the date of each Preferred Share issuance to you:
(a)
Organization and Standing. Each Group Company is duly incorporated, is validly existing and is in good standing under the laws of the jurisdiction in which it was incorporated and each has all requisite corporate power and authority to carry on its business as now conducted, each as presently proposed to be conducted, and to enter into and perform its obligations under this letter and the other Transaction Documents to which it is party;
(b)
Company Action. This letter and the other Transaction Documents to which it is party constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms;
(c)
Authorization and validity of issue. Subject to the resolutions (Resolutions) being passed by shareholders of the Company at the General Meeting and to the Noteholders passing a resolution to allow prepayment of the Loan Notes at a duly convened meeting of the Noteholders:
a.
all corporate action required to be taken by the Company's board of directors (except in the case of (3)) and shareholders in order (1) to authorize the Company to enter into this letter and all other Transaction Documents, (2) to issue the Preferred Shares upon valid acceptance of subscription, and (3) to issue the A Ordinary Shares upon conversion of the Preferred Shares, has been taken;
b.
when issued in accordance with the terms and for the consideration set forth in the Transaction Documents, the Preferred Shares will be validly issued, fully paid and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities laws and liens or encumbrances created by or imposed by a Preferred Investor.

(d)
Capitalization.
a.
Subject to the Resolutions being passed by shareholders of the Company at the General Meeting, the authorized capital of the Company, immediately prior to the issuance of any Preferred Share at the First Closing Date consists of:
i.
5,000,000 A Ordinary Shares of US$0.001 par value per share, 375,575 of which are issued and outstanding. All the issued A Ordinary Shares have been duly authorized, are fully paid and were issued in compliance with all Applicable Laws. The Company holds no A Ordinary Shares in treasury.
ii.
250,000 Preferred Shares of US$0.001 par value per share, none of which are issued and outstanding. The Company holds no Preferred Shares in treasury.
iii.
5,000,000 Common Shares, US$0.001 par value per share, none of which is issued. The Company holds no Common Shares in treasury.
b.
The Data Room contains a true and complete and detailed capitalization table reflecting the capitalization of the Company as at the date hereof.
(e)
Options.
a.
The Company has granted options to purchase 144,298 A Ordinary Shares in favour of it officers, directors, employees and consultants of the Company pursuant to its Plans, all of which are currently outstanding. Such Plans have been duly adopted by the Board. The Plans are not subject to any restrictions on further share issues, save that a maximum of 60,000 ISOs can be granted under the US Appendix.
b.
Except for the conversion privileges of the shares to be issued under the Preferred Share Subscription Letter and for a warrant instrument granted in favour of US Boston Capital Corporation and for rights which Petrichor Opportunities Fund I LP has, there are no outstanding options (other than those granted under the Plans), warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any A Ordinary Shares or Preferred Shares, or any securities convertible into or exchangeable for shares of A Ordinary Shares or Preferred Shares.
(f)
Intellectual Property.
a.
The Company alone is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company IP, and, to the Company's knowledge. has the valid right to use all other Intellectual Property used in the conduct of the Company's current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Group has entered into binding, written agreements with every current and former employee engaged in research and development activities at the Company, and with every current and former independent contractor engaged in research and development activities at the Company, in each case who has materially contributed to the development of Intellectual Property that is material to the Group, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company IP

b.
To the Company's knowledge, the Company's rights in the Company IP are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, including having a policy of requiring agreements with its employees and independent contractors who are involved in research and development activities at the Company, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company IP (to the extent that the Company IP would not otherwise automatically vest in the Company by operation of law).
c.
All required filings and fees in respect of applications made by, or registrations obtained by, the Company in respect of Company IP have been timely filed and paid to the relevant Governing Authorities and authorized registrars.
d.
Save as set out in the Schedule to this letter, the Company has not received written notice that the conduct of the Company's business as currently conducted, and the current products, processes and services of the Company, have infringed or otherwise violated, or infringe or otherwise violate the Intellectual Property or other rights of any person or entity. To the knowledge of the Company, the conduct of the Company's business as currently conducted, and the current products, processes and services of the Company, do not infringe or otherwise violate the Intellectual Property or other rights of any person or entity. To the Company's knowledge, no person or entity has infringed or otherwise violated, or is currently infringing or otherwise violating, any Company IP.
e.
There are no actions (including oppositions, interferences or re-examinations) settled, active or threatened in writing: (a) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any person or entity by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company IP or the Company's rights with respect to any Company IP; or (iii) by the Company or any other person or entity alleging any infringement, misappropriation, dilution or violation by any person or entity of the Company IP. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company IP.
f.
The Company has not granted and is not under any obligation to grant any exclusive right or license to any diagnostic Intellectual Property comprised in the Company IP to any third party. The Company is not a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world (including as to the Company IP) that would adversely impact the Company's ability to perform the Global Access Commitments under the Cooperation Agreement.
(g)
Compliance with Laws. The Company has complied, and is now complying, in all material respects with Applicable Law. All nonclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, have been conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with Applicable Law. The Company has not received, at any time, any written notice or to the Company's knowledge, any other non-written communication from any Governing Authority regarding any actual or possible material violation of, or failure to comply in all material respects with, any Applicable Law;

(h)
Permits. All permits required for the Company to conduct its business in the manner currently carried on have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such permits have been paid in full when due. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such permit;
(i)
Assets. The Company owns and has good and valid title to all of the material assets purported to be owned by it.
(j)
Certain Business Practices. Neither the Company nor, to the Company's knowledge, any of its respective directors, officers, or employees (in their capacity as directors, officers, or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company's business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governing Authority which is in any manner illegal under any Applicable Law; or (c) made any payment to any customer or supplier of the Company, or given any other consideration to any such customer or supplier in respect of the Company's business, that violates Applicable Law in any material respect;
(k)
Anticorruption Compliance.
a.
Neither the Company nor any director, officer, employee, nor, to the Company's knowledge, any distributor, reseller, consultant, agent or other third party acting on behalf of the Company, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a "foreign official", as defined by the Foreign Corrupt Practices Act of 1977, as amended (FCPA), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of: (i) influencing any act or decision of a foreign government official in their official capacity; (ii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iii) directing business to another person; or (iv) securing any advantage, in a manner that would be a violation of the FCPA, United Kingdom Bribery and Foreign Corrupt Practices Act of 2010 (UKBA) or any applicable local, domestic or international anticorruption laws.
b.
Neither the Company nor any of its directors, officers, employees, nor, to the Company's knowledge, any of its agents has used any Company funds to maintain any off-the-books funds or engage in any off-the-books transactions or falsified any Company documents.
c.
The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed or involuntary disclosure to any Governing Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and UKBA.
d.
The Company has not received written notice of active claims nor, to the Company's knowledge, are there any threatened claims against the Company with respect to violations of the FCPA and UKBA or any applicable local, domestic, or international anticorruption laws.

(l)
Consents. Other than for the passing of the Resolutions, no consent, authorisation, licence or approval of or notice to the Company's shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this letter or the performance by the Company of its obligations under this letter (including the issue of the Preferred Shares);
(m)
Non-Contravention.
a.
Subject to the Resolutions being passed by shareholders of the Company at the General Meeting and to the Noteholders passing a resolution to allow prepayment of the Loan Notes at a duly convened meeting of the Noteholders, the execution, delivery or performance of this letter, the consummation by the Company of the subscription transaction for issuance of Preferred Shares and the execution, delivery and performance of any Cooperation Agreement or side letter entered into in connection with the transaction described herein, will not (with or without notice or lapse of time):
i.
contravene, conflict with or result in a violation of (i) any of the provisions of the organizational or constitutional documents of the Company, or (ii) any resolution adopted by the shareholders or the board of directors of the Company;
ii.
contravene or result in a violation of any Applicable Law to which the Company, or any of the assets owned or used by the Company, may be subject;
iii.
contravene or result in a violation, in a material respect, of any of the material terms or material requirements of, or give any Governing Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit that is held by the Company or that otherwise relates to the business of the Company or to any of the material assets owned or used by the Company;
iv.
contravene or result in a violation or breach of, or result in a default under, in any material respect, any provision of any agreement to which the Company is a party thereto, including any Cooperation Agreements or side letters relating to Cooperation Agreements, or give any person or entity the right to (i) declare a default or exercise any remedy under any such agreement, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such agreement, (iii) accelerate the maturity or performance of any obligation under any such agreement, or (iv) cancel, terminate or modify any term of any such agreement; or
v.
result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).
(n)
Material Agreements. The Company is not in material breach of any agreement which is material to the business of the Company as currently carried on (a Material Agreement), and, to the Company's knowledge, no counterparty to a Material Agreement is in material breach thereof. You have been provided with complete copies of the Cooperation Agreements.
(o)
Employment.

a.
There are no actions which have been commenced against the Company, and to the Company's knowledge, no such proceedings have been threatened (in writing or otherwise) to be brought or filed in, by, or with any court, Governing Authority, or arbitral forum in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company.
b.
To the Company's knowledge, no employee or consultant is in material breach of any confidentiality or non-competition agreement with a third-party by performing his or her duties at the Company.
(p)
Financial Statements; Financial Controls.
a.
The consolidated accounts of the Company for the financial year ended 31 December 2017 have been properly prepared in accordance with International Financial Reporting Standards (IFRS) and give a true and fair view of the state of affairs of the Group as at the date to which they are made up and the profit or loss for the financial year ended on that date.
b.
The Company maintains accurate books and records identifying its material assets and liabilities and maintains adequate internal accounting controls that provide reasonable assurance that: (i) payments are executed with management's authorization; and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with applicable accounting standards.
(q)
Litigation. Save as set out in the Schedule to this letter, no Group Company is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings which are likely to have a material adverse effect on the Group and, to the Company's knowledge, no such litigation, arbitration, prosecution or other proceedings have been threatened. There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Group Company or any person for whose acts that company may be vicariously liable which is likely to have a material adverse effect on the Group. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.
(r)
No Knowledge of Information relating to Lack of Safety. The Group has no knowledge of any scientific or technical facts or circumstances with respect to the safety of the LumiraDx products that could reasonably be expected to adversely affect the commercial potential of such products.
(s)
Solvency. No Group Company has stopped paying its debts as and when they fall due nor has any Group Company by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness nor is it insolvent or unable to pay its debts within the meaning of section 123 (1) or 123 (2) of the Insolvency Act 1986 or any equivalent insolvency laws applicable to any Group Company.
(t)
Personal Data. The Company has adopted a security policy and maintains such security policy with respect to all Personal Data obtained. To the Company's knowledge, no breach or violation of such policy has occurred. To the Company's knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company's databases. The Company has complied at all times in all material respects with all Applicable Law governing data protection, privacy and Personal Data.

(u)
No broker. Except for payments to be made to Leerink Partners LLC, US Boston Capital Corporation, Bill Umphrey and Ron Zwanziger, no broker, finder or other financial consultant has acted on your behalf in connection with the Subscription Offers or the transactions contemplated hereby in such a way as to create any liability on the Company.
(v)
Related Party Transactions. Other than (i) standard employee benefits generally made available to all employees, including the reimbursement of business expenses (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company's capital and the issuance of options to purchase shares of the Company's capital stock (iv) transactions made in the ordinary course of business and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable arms-length terms approved by the Board (v) as disclosed in the consolidated financial statements for the year ended 31 December 2017, and (vi) agreements or understandings entered into in connection with the Second 2018 Funding Round, there are no agreements or understandings between the Company and any of its directors or senior employees (where a senior employee means any of Ron Zwanziger, David Scott, Jerome McAleer, Peter Welch, Peter Scheu, Nigel Lindner, Dorian Leblanc and Veronique Ameye).
(w)
Undisclosed liabilities. Except as set forth in the consolidated financial statements for the year ended 31 December 2017, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, (ii) obligations under contracts and commitments incurred in the ordinary course of business, (iii) liabilities and obligations of a type or nature not required under IFRS to be reflected in the Financial Statements (iv) liabilities under the Loan Notes or liabilities in respect of any borrowings from Petrichor Opportunities 1 LP or any liabilities under the FitLinxx, Inc transaction, and (v) liabilities and obligations incurred under or in connection with the Second 2018 Funding Round, which, in all such cases, individually and in the aggregate would not have a material adverse effect on the Company.
(x)
Definitions. As used in this letter, the following definitions shall apply:
a.
Applicable Law means applicable federal, state, local, national and supra-national laws, statutes, rules and regulations of a Governmental Authority, including any rules, regulations, orders, judgments, ordinances, guidelines or other requirements of any regulatory authority (in each case having the force of law), that may be in effect and applicable to the Company, including all data protection requirements such as those specified in the EU Data Protection Directive.
b.
Company IP means all Intellectual Property that is owned by or controlled by the Company.
c.
Cooperation Agreements means (i) the exclusivity agreement to be entered into between the Company and CVS and (ii) the cooperation agreement between the Company and BMGF.
d.
Data Room means the documents contained in the Vault electronic data room made available to you by the Company at least forty-eight (48) hours in advance of the date hereof, an index of which is attached to this letter and includes the name and location of each document in the data room (the Data Room Index). Any documents not listed in the Data Room Index shall not be considered to be contained in the Data Room.

e.
Encumbrance means any charge, claim, property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
f.
Governing Authority means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
g.
Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governing Authority.
h.
Intellectual Property means (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (c) mask works and copyrights and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets, know-how and invention rights.
i.
ISO means a US Incentive Stock Option as defined in section 3 of the US Appendix.
j.
Law means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governing Authority.
k.
Personal Data means a natural person's name, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
l.
Permitted Encumbrance means (a) any liens for taxes not yet due and payable; (b) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Company; (c) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or (d) any Encumbrance created or permitted by or referred to in any existing document relating to existing financing arrangements or in connection with trade credit incurred in the ordinary course of business.
m.
Plans means the LumiraDx Limited Unapproved Option Scheme with US Appendix and the LumiraDx Limited Consultants' and Non-Employees' Option Scheme.
n.
US Appendix means the US Appendix to the LumiraDx Limited Unapproved Option Scheme.

(y)
References in the Warranties to "to the Company's knowledge" shall be deemed to refer to the actual knowledge of Ron Zwanziger, David Scott, Jerome McAleer, Peter Welch, Peter Scheu, Nigel Lindner, Dorian Leblanc and Veronique Ameye.
(z)
References in the Warranties to "provided with" shall be deemed to refer to being available in the Data Room with no restriction on your ability to review and print at least forty-eight (48) hours in advance of the date hereof.
(aa)
All warranties made by the parties hereto in this letter or in any other Transaction Document, agreement, certificate or instrument provided for or contemplated hereby to which they are party shall survive the execution and delivery hereof and any investigations made by or on behalf of the parties.
8.
The Warranties shall be subject to the following limitations:
(a)
Disclosures

The Warranties are qualified to the extent, but only to the extent, of those matters fairly disclosed in (a) the Data Room; (b) the disclosure schedules attached to this letter as the Schedule and (c) (if applicable) any supplementary disclosure schedule delivered to you on or before any further issuance of Preferred Shares to you. For this purpose "fairly disclosed" means disclosed in such manner and in such detail as to enable a reasonable person who is not familiar with the Company but has expertise in evaluating investments to make a reasonably informed and accurate assessment of the matter disclosed; provided that, forward-looking statements, including but not limited to financial projections and business plans and risk factors shall not be considered "fairly disclosed" regardless of whether such forward-looking statements and risk factors are included in the Data Room or in the Schedule.

(b)
Maximum Liability

The Company's maximum aggregate liability in respect of all claims for breach of the Warranties, shall not exceed the aggregate subscription price paid to the Company by you in respect of the Preferred Shares plus the reasonable cost and expenses (including attorney's fees) incurred in connection with making a successful claim for breach.

(c)
Claim Period

The Company shall not be liable in respect of any claim for breach of a Warranty (a Claim), unless you provide written notice to the Company of that Claim (setting out reasonable details of the subject matter giving rise to the Claim) by no later than 18 months after the date of this letter; provided, however, that this limitation shall not apply in the event of fraud or wilful misconduct.

(d)
Restrictions on limitations

The provisions of this paragraph 8 shall not apply to any claim to the extent that it arises or is increased as a result of the fraud or wilful misconduct of the Company.

9.
This letter may be executed in counterparts. All executed counterparts constitute one and the same document. Any counterpart may take the form of an electronic copy and that counterpart: (a) will be treated as an original counterpart; (b) is sufficient evidence of the execution of the original; and (c) may be produced in evidence for all purposes in place of the original.
10.
This letter and any non-contractual obligations connected with it shall be governed by English law.

11.
The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to: (a) determine any claim, dispute or difference arising under or in connection with this letter, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this letter, whether the alleged liability shall arise under the laws of England and Wales or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); (b) grant interim remedies, or other provisional or protective relief. The parties submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against the parties or any of their respective assets in such courts.
12.
Except as otherwise provided in this letter or any of the Transaction Documents, if any of the terms and provisions of this letter conflict with any provision in the Preferred Share Subscription Letter, the provisions contained herein shall prevail.

IN WITNESS WHEREOF, this letter is executed and delivered as a deed on the date first written above.

Executed as a Deed by )

LumiraDx Limited )

acting by a director ) /s/ Ron Zwanziger

in the presence of:

Witness Signature: /s/ Veronique Ameye

Witness Name:

Witness Address:

Witness Occupation:

Executed as a Deed by )

Morningside Venture Investments Limited )

acting by a director

in the presence of:

Witness Signature: /s/ Frances Richard

Witness Name: ………………………………………………

Witness Address: ………………………………………………

Witness Occupation: ……………………………………………